Exhibit 23.1.3

Armando C. Ibarra, C.P.A.	Members of the California Society of Certified Public Accountants
Armando Ibarra, Jr., C.P.A., JD	Members of the American Institute of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board

August 3, 2006

To Whom It May Concern:

We consent to the incorporation by reference in this Registration Statement (Form S-8) of our audit report dated December 28, 2005 with respect to the financial statements of Tasco Holdings International, Inc. included in its Annual Report (Form 10-KSB) for the year ended September 30, 2005, filed with the Securities and Exchange Commission.

Very truly yours,

/s/ Armando C. Ibarra
ARMANDO C. IBARRA, C.P.A.